CONCENTRIC NETWORK CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

1.  Basis of Presentation

      These unaudited condensed consolidated financial statements and the related footnote information have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of the Company’s management, the accompanying unaudited interim condensed financial statements include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the periods presented. The results for the interim period ended March 31, 2000 are not necessarily indicative of results to be expected for the entire year ending December 31, 2000 or future operating periods.

      All share and per share information presented herein, except as noted, and in the Company’s condensed consolidated financial statements has been retroactively restated to reflect a two-for-one stock split of the Company’s common stock on May 21, 1999, paid in the form of a stock dividend, to holders of record on April 30, 1999.

2.  Cash, Cash Equivalents and Short Term Investments

      The Company considers all highly liquid investments with an original maturity (at date of purchase) of three months or less to be the equivalent of cash for the purpose of balance sheet and statement of cash flows presentation. Investments with maturities between three and twelve months are considered to be short term investments. Management determines the appropriate classification of its investments in debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. The Company’s debt securities have been classified and accounted for as available-for-sale. These securities are carried at fair value and unrealized gains and losses have not been material to date. Realized gains and losses and declines in value judged to be other than temporary on available-for-sale securities are included in interest income and have not been material to date. Cash and cash equivalents are held primarily with three financial institutions.

3.  Net Loss Per Share

      Basic and diluted net loss per share have been computed in accordance with the Financial Accounting Standards Board issued Statement No. 128, ”Earnings Per Share”. Net loss per share is computed using the weighted average number of shares of common stock outstanding.

4.  Stockholders’ Equity

      In January 2000, Williams Communications Group, Inc. (“Williams”), a stockholder of the Company, elected to receive payment for services and equipment in the form of common stock as part of an agreement dated August 1997. The Company issued 70,746 shares valued at $2.0 million to Williams.

5.  Equity Investments

      In February 2000 the Company sold its $10.0 million investment in Covad Communications, Inc. (“Covad”) for approximately $70.8 million, and recognized a gain of approximately $60.8 million. In March 2000 the Company purchased approximately $5.0 million of Series C Preferred Stock from Asia Online, Ltd. (“Asia Online”).

CONCENTRIC NETWORK CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

6.  Acquisitions

      In January 2000, the Company acquired Internet Technology Group, Plc (“ITG”). The transaction was accounted for using the purchase method of accounting. The total purchase price of approximately $309.0 million consisted of 4,835,773 shares of Concentric common stock valued at approximately $108.7 million, a $109.9 million cash payment upon closing and the assumption of approximately $90.4 million of ITG’s liabilities (including acquisition costs).

      A summary of the purchase price allocation is as follows (in thousands):

Current and other assets	$18,922

Property, plant and equipment	45,512

Goodwill	212,027

Other intangible assets	32,561

Total purchase price allocation	$309,022

      Goodwill is being amortized over five years. Other intangible assets include tradenames, assembled workforce and customer lists and are being amortized over two years.

7.  Income Taxes

      The Company accounts for income taxes using the liability method in accordance with Financial Accounting Standards Board Statement No. 109, ”Accounting for Income Taxes” (”FAS 109”). No provision for income taxes is expected for 2000 as the Company expects to incur a net loss for the year and does not meet the criteria for recognizing an income tax benefit under the provisions of FAS 109.

8.  Litigation

      Concentric has been named as a defendant in a lawsuit filed in New Jersey state court on November 1, 1999. The complaint seeks statutory damages, treble damages, and injunctive relief under the Telephone Consumer Protection Act of 1991 and alleges that, in or about March and June 1999, 9Net Avenue, Inc. (“9Net Avenue”) transmitted unsolicited facsimiles advertising its services. The suit has been brought as a purported class action on behalf of all recipients of the allegedly unsolicited faxes. Concentric purchased the assets of 9Net Avenue in October 1999 and plaintiff contends that Concentric has succeeded to any liability 9Net Avenue incurred in connection with the alleged faxes. Concentric intends to vigorously defend the claims against it; however, there can be no guarantee that it will be successful or that this litigation will not have a material adverse impact on its operations. In addition, Concentric has received a subpoena from the New Jersey Attorney General seeking information concerning the alleged transmission of unsolicited facsimile advertising by 9Net Avenue and additional marketing materials distributed by 9Net Avenue.

9.  Subsequent Event

      In January 2000, Concentric agreed to be acquired by NEXTLINK. In this transaction, both NEXTLINK and Concentric will merge into a newly-formed company, to be renamed NEXTLINK Communications, Inc., which will assume all of Concentric’s and NEXTLINK’s outstanding debt obligations. In the transaction, each outstanding share of NEXTLINK’s Class A common stock and Class B common stock would be converted into one share of Class A common stock or Class B common stock, as applicable, of the corporation surviving the merger, which stock will be substantially identical to NEXTLINK’s Class A and Class B common stock. Each share of outstanding Concentric common stock will be converted into $45.00 of surviving corporation Class A common stock, subject to a collar which adjusts based upon the

CONCENTRIC NETWORK CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

average NEXTLINK stock price for the 20 day trading period ending on the third day prior to the closing of the merger. Pursuant to the collar, between 0.650 (if the average NEXTLINK stock price prior to the merger is $69.23 or less) and 0.495 (if the average NEXTLINK stock price prior to the merger is $90.91 or greater) shares of surviving corporation Class A common stock will be issued for each share of Concentric common stock converted in the merger. The transaction is subject to approval of Concentric stockholders and other customary closing conditions, and is expected to close in the second quarter of 2000.